June 20, 2005

Mail Stop 0408

By U.S. Mail and facsimile to (704) 983-1308

Mr. Christopher F. Cranford
Chief Financial Officer
South Street Financial Corp.
155 West South Street
Albemarle, North Carolina  28001

Re:	South Street Financial Corp.
      Form 10-KSB for the period ended December 31, 2004
	File No.  000-21083

Dear Mr. Cranford:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

					Sincerely,



		John P. Nolan
		Accounting Branch Chief